PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS FIRST QUARTER 2008 RESULTS

DALLAS, TEXAS … May 2, 2008 … CompX International Inc. (NYSE: CIX) announced today sales of $40.5 million for the first quarter of 2008 compared to $43.6 million in the same period of 2007.  Operating income was $3.5 million in the first quarter of 2008 compared to $5.4 million in the same period of 2007.  Earnings per share for the first quarter of 2008 were $0.13 compared to $0.20 in the same period of 2007.

Net sales decreased principally due to lower order rates from many of our customers as a result of general unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products in order to mitigate the effect of higher raw material costs.  The decrease in operating income is primarily due to reduced coverage of fixed manufacturing costs caused by the lower sales volume, increased raw material costs not entirely passed on to customers and changes in product mix.

“The year has begun as a particularly challenging one with an economic environment that sends mixed signals,” commented David A. Bowers, President & CEO.  “While lower order rates and higher costs are putting pressure on our margins, all of our business units continued to be profitable for the quarter.  For the balance of the year, we will continue our focus on improving the efficiency of our cost structure and on developing new product and customer opportunities.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from eight locations in the U.S., Canada and Taiwan and employs more than 1,000 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2007	2008

Net sales	$43.6	$40.5
Cost of goods sold	31.5	30.6
Gross margin	12.1	9.9
Selling, general and administrative	6.7	6.4
Operating income	5.4	3.5
Other non-operating income (expense), net	0.3	(0.6)
Income before income taxes	5.7	2.9
Income tax expense	2.7	1.3
Net income	$3.0	$1.6

Net income per diluted common share	$0.20	$0.13

Weighted average diluted common shares outstanding	15.3	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	March 31,
Assets	2007	2008
		(Unaudited)
Current assets:
Cash and equivalents	$18.4	$18.1
Accounts receivable, net	20.4	19.2
Inventories	24.3	25.1
Deferred income taxes and other	3.8	3.4
Note receivable	1.3	1.3

Total current assets	68.2	67.1

Intangibles	43.3	43.6
Net property and equipment	72.2	71.7
Asset held for sale	3.1	2.8
Other assets	0.9	1.1

Total assets	$187.7	$186.3

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of note payable to affiliate	$0.3	$0.5
Accounts payable and accrued liabilities	17.7	15.2
Interest payable to affiliate	0.5	0.7
Income taxes	0.4	1.0
Total current liabilities	18.9	17.4

Note payable to affiliate	49.7	49.5
Deferred income taxes and other	15.0	14.8
Stockholders’ equity	104.1	104.6

Total liabilities and stockholders’ equity	$187.7	$186.3